Exhibit 99.1

China Green Agriculture, Inc. to Raise

Approximately $20 Million in Registered Direct Offering

XI'AN, China, Nov. 23 /PRNewswire-Asia-FirstCall/ — China Green Agriculture, Inc. (NYSE Amex: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., has entered into definitive agreements to sell 1,282,052 shares of its common stock at a price per share of $15.60 pursuant to a registered direct offering to several select institutional investors, representing gross proceeds of approximately $20 million.

The shares are being sold under the Company's previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on June 12, 2009. The Company intends to use all of the net proceeds for working capital purposes.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News), acted as the exclusive placement agent for the transaction. The company has granted Rodman the exclusive right for a period of 30 days to place up to an additional 320,513 shares ($5,000,000) on the same terms as the current placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Copies of the preliminary prospectus supplement and the accompanying prospectus and, when available, will be available on the SEC’s website, http://www.sec.gov , and by contacting Rodman & Renshaw LLC, at 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, or by telephone at (212) 430-1710.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("TechTeam"). TechTeam produces and sells over 130 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are certified by the PRC government as green food production materials, as stated by the China Green Food Research Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres). Techteam also has the capacity to produce highly concentrated powdered fertilizers. China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, 4 autonomous regions and 3 municipal cities in the PRC. The leading five provinces which collectively accounted for 36.4% of the Company's fertilizer revenue for the year ended June 30, 2009 are Shandong (9.5%), Shaanxi (8.3%), Heilongiiang (6.5%), Xinjiang (6.5%) and Anhui (5.9%). For more information, visit http://www.cgagri.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

    In the US:
    China Green Agriculture, Inc.
     Ms. Ying Yang, Chief Financial Officer
     Tel:   +1-626-623-2575
     Email: yangying@cgagri.com

    OR

    HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

    In China:

    China Green Agriculture, Inc.
     Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
     Tel:   +86-29-8826-6368
     Email: wangxilong@cgagri.com